Exhibit 10.3
ROCKWELL AUTOMATION, INC.
2012 LONG-TERM INCENTIVES PLAN
PERFORMANCE SHARE AGREEMENT
(December 6, 2012)

To:
In accordance with Section 4(f) of the 2012 Long-Term Incentives Plan (the “Plan”) of Rockwell Automation, Inc. (“Rockwell Automation”), _____ Performance Shares (as defined in the Plan) have been granted to you today upon the terms and conditions of this Performance Share Agreement (this “Agreement”), subject in all respects to the provisions of the Plan, as it may be amended. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.
1.Terms of Performance Shares.
(a)    Subject to the provisions of this Section 1, you shall be eligible to receive shares of Stock or cash as determined in accordance with Section 1(f) of this Agreement in respect of the Performance Shares subject to this Agreement (the “Performance Share Payout”) if you shall continue as an Employee from the date hereof until December 6, 2015 (the “Performance Share Period”). Except as otherwise provided in Section 1(c) of this Agreement, payment of such shares of Stock or cash shall be paid in the calendar year in which the Performance Share Period ends.
(b)    If (i) you shall die or suffer a disability (as determined by Rockwell Automation in its sole discretion) that shall continue for a continuous period of at least six months during the period of your continuous service as an Employee and prior to the end of the Performance Share Period; or (ii) your employment by Rockwell Automation terminates on or after the first anniversary of the date hereof and prior to the end of the Performance Share Period by reason of your retirement (defined as termination of employment with Rockwell Automation after attaining age 65 and five (5) years of service or age 55 and ten (10) years of service, except as otherwise determined by the Committee or the Chief Executive Officer of Rockwell Automation); then you shall be eligible to receive at the time such Performance Shares would otherwise be payable pursuant to Section 1(a) of this Agreement a prorated portion of the Performance Share Payout in accordance with Section 1(f) of this Agreement equal to such Performance Share Payout, multiplied by the percentage of days in the Performance Share Period during which you were an Employee.
(c)    To the extent permitted by Section 409A and except as is necessary to satisfy the requirements of Section 409A, the following provisions shall apply in the event of a Change of Control during the Performance Share Period:
(i)    If during the period of your continuous service as an Employee and prior to the end of the Performance Share Period (A) a Change of Control occurs that qualifies as a “409A Change of Control Event” (as defined below), (B) all Performance Shares that are outstanding are either assumed or substituted with comparable awards with the same payment triggers by the successor corporation in such Change of Control or its parent corporation, and (C) within two years of such Change of Control your employment is terminated (1) by reason of death or disability, (2) by you for a Change of Control Good Reason, or (3) by Rockwell Automation other than for Cause, all performance goals applicable to the Performance Shares (and to any substituted awards) will be deemed achieved at levels in accordance with Section 1(f) of this Agreement and all other terms and conditions met; and you shall be entitled to receive promptly and in any event within ninety days following your Separation from Service the Performance

Share Payout in accordance with Section 1(f) of this Agreement. For purposes of this Agreement, a “409A Change of Control Event” means a “Change of Control Event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i) and set forth in Treasury Regulation Section 1.409A-3(i)(5)(v)-(vii), applying the default rules and percentages set forth in such Treasury Regulation.
(ii)    If during the period of your continuous service as an Employee and prior to the end of the Performance Share Period (A) a Change of Control occurs that qualifies as a "409A Change of Control Event" (as defined above) and (B) all Performance Shares that are outstanding are not either assumed or substituted with comparable awards with the same payment triggers by the successor corporation in such Change of Control or its parent corporation, all performance goals applicable to the Performance Shares (and to any substituted awards) will be deemed achieved at levels in accordance with Section 1(f) of this Agreement and all other terms and conditions met; and you shall be entitled to receive promptly and in any event within ninety days following such Change in Control the Performance Share Payout in accordance with Section 1(e) of this Agreement.
(d)    If you cease to be an Employee prior to satisfaction of any of the conditions set forth in Section 1(a), 1(b) or 1(c) of this Agreement, you shall not be entitled to receive any Performance Share Payout in respect of the Performance Shares subject to this Agreement and shall have no further rights with respect to the Performance Shares subject to this Agreement.
(e)    For purposes of this Section 1, other than Section 1(c), if you receive severance payments in connection with your separation from Rockwell Automation, you will be treated as not having terminated your employment with Rockwell Automation until the last date on which you are entitled to receive severance payments from Rockwell Automation, at which time your employment by Rockwell Automation will be deemed terminated. In no event shall this Section 1(e) accelerate, extend or otherwise change the payment date in respect of the performance shares pursuant to this Section 1.
(f)    Subject to the provisions of this Section 1 (including, if Section 1(b) of this Agreement is applicable, the proration requirements thereof), promptly following the end of the Performance Share Period (or promptly following a 409A Change in Control Event or Separation from Service, as the case may be, in the event Section 1(c) of this Agreement is applicable), and in any event within the time periods set forth in Sections 1(a), 1(b), and 1(c) of this Agreement, the number of shares of Stock (or the amount of cash) payable to you in respect of the Performance Shares subject to this Agreement shall be determined by multiplying (i) the number of Performance Shares subject to this Agreement by (ii) the applicable percentage determined by the Committee in accordance with Attachment 1 hereto based on the total shareowner return of Rockwell Automation Common Stock, assuming reinvestment of all dividends, for the period from October 1, 2012 to September 30, 2015; provided, however, that if Section 1(c) of this Agreement is applicable, the percentage under this Section 1(f)(ii) shall be deemed to be 100%. In determining such total shareowner return, the price of the Stock on each of the first and last dates of such three-year period will be determined by using the average of the daily closing prices per share of the Stock as reported on the New York Stock Exchange Composite Transactions Reporting System for the 20 trading days immediately preceding such date. Any payout in respect of Performance Shares subject to this Agreement may be in Stock, in cash or partly in Stock and partly in cash, as the Committee may determine. Any cash amounts payable pursuant to this Section 1(f) will be calculated based upon the Fair Market Value of the Stock on the trading day immediately preceding the payout date (or such other date as the Committee shall determine in its sole discretion).
2.    Delivery of Shares or Cash.
As promptly as practicable after (i) shares of Stock or cash have been determined by the Committee to be payable in accordance with Section 1 of this Agreement in respect of the Performance Shares subject to this Agreement and (ii) Rockwell Automation has been reimbursed for all required withholding taxes in respect of the Stock and/or cash payable in respect of such Performance Shares, and in accordance with the time periods set forth in Section 1 of this Agreement, Rockwell Automation shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in such Performance Shares by bequest or inheritance) shares of Stock, cash or a combination thereof, as shall be determined by the Committee, in respect of such Performance Shares.
3.    Forfeiture of Performance Shares.
Notwithstanding any other provision of this Agreement, if at any time it shall become impossible for you to receive any Performance Share Payout in respect of the Performance Shares subject to this Agreement, all such Performance Shares shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto.
4.    Adjustments.
If there shall be any change in or affecting shares of Stock on account of any stock dividend or split, merger or consolidation, reorganization (whether or not Rockwell Automation is a surviving corporation), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, there shall be made or taken such amendments to this Agreement or the Performance Shares subject to this Agreement as the Board of Directors may deem appropriate under the circumstances.
5.    Transferability.
This grant is not transferable by you otherwise than by will or by the laws of descent and distribution, and the Stock and/or cash payable in respect of the Performance Shares subject to this Agreement shall be deliverable, during your lifetime, only to you.
6.    Withholding.
Rockwell Automation shall have the right, in connection with the delivery of any shares of Stock or cash in respect of the Performance Shares subject to this Agreement, (i) to deduct from any payment otherwise due by Rockwell Automation to you or any other person receiving delivery of such shares or cash an amount equal to any taxes required to be withheld by law with respect to such delivery, (ii) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld, or (iii) to sell such number of shares of Stock as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld.
7.    No Acquired Rights.
You acknowledge, agree and consent that: (a) subject to Section 409A, the Plan is discretionary and Rockwell Automation may amend, cancel or terminate the Plan at any time; (b) the grant of the Performance Shares subject to this Agreement is a one-time benefit offered to you and does not create any contractual or other right for you to receive any grant of performance shares or benefits under the Plan in the future; (c) future grants, if any, shall be at the sole discretion of Rockwell Automation, including, but not limited to, the timing of any grant, the number of shares and forfeiture provisions; and (d) your participation in the Plan is voluntary.
8.    Applicable Law.
This Agreement and Rockwell Automation’s obligation to deliver the Stock and/or cash payable in respect of the Performance Shares subject to this Agreement shall be governed by and construed and enforced in accordance with the laws of Delaware and the Federal law of the United States.

9.    409A
This Agreement is intended to comply with Section 409A and, to the maximum extent permitted, this Agreement will be interpreted in accordance with such intention. Notwithstanding any other provision of this Agreement to the contrary, the Company makes no representation that this Plan or any amounts payable under this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Agreement. For purposes of this Agreement, any reference to “termination of employment”, “termination” or similar reference, shall be deemed to refer to “separation from service” within the meaning of Section 409A.
To the extent that any amount payable under this Agreement constitutes an amount payable or benefit to be provided under a "nonqualified deferred compensation plan" (as defined in Section 409A) that is not exempt from Section 409A, and such amount is payable as a result of a Separation from Service and you are a "specified employee" (as defined and determined under Section 409A and any relevant procedures that Rockwell Automation may establish) at the time of your Separation from Service, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made to you until the day after the date that is six (6) months following your Separation from Service, at which time all payments that otherwise would have been paid to you under this Agreement during that six-month period, but were not paid because of this paragraph, will be paid in a single lump sum. This six-month delay will cease to be applicable in the event of your death.
10.    Entire Agreement.
This Agreement and the Plan embody the entire agreement and understanding between Rockwell Automation and you with respect to the Performance Shares subject to this Agreement, and there are no representations, promises, covenants, agreements or understandings with respect to such Performance Shares other than those expressly set forth in this Agreement and the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern, except with respect to terms required to achieve compliance with Section 409A.

ROCKWELL AUTOMATION, INC.
By:

Douglas M. Hagerman
Senior Vice President,
General Counsel and Secretary

Attachment 1 — Matrix
Dated:
Agreed to this _____ day of _______________, 20___

Name: